                                                                      EXHIBIT 99

                         INDEX TO FINANCIAL INFORMATION


                                                                                Page
                                                                                ----

(a) HISTORICAL FINANCIAL INFORMATION

REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........................     F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995 (Restated)...     F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-6
  Notes to Consolidated Financial Statements (Restated).....................     F-7

(b) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (RESTATED)....................................    F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets (restated) of Republic Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  August 15, 1997.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (RESTATED)
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                          December 31,
                                                                    -----------------------
                                                                       1996          1995
                                                                    ----------    ---------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       $  326.0      $  365.5
  Receivables, net..........................................          560.7         449.9
  Revenue earning vehicles, net.............................        3,583.0       2,977.7
  Advances to affiliate.....................................          247.5            --
  Inventory.................................................          310.3         285.4
  Other current assets......................................          151.1         146.9
                                                                   --------      --------
          Total Current Assets..............................        5,178.6       4,225.4
PROPERTY AND EQUIPMENT, NET.................................        1,113.9         815.8
INTANGIBLE ASSETS, NET......................................          262.0         158.8
INVESTMENT IN SUBSCRIBER ACCOUNTS, NET......................           92.4          42.2
OTHER ASSETS................................................           42.4          32.4
                                                                   --------      --------
                                                                   $6,689.3      $5,274.6
                                                                   ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................       $  287.0      $  229.3
  Accrued liabilities.......................................          224.7         166.7
  Estimated liability insurance claims......................          208.1         119.3
  Revenue earning vehicle debt..............................        2,535.6       2,934.6
  Notes payable and current maturities of long-term debt....          306.5         298.3
  Other current liabilities.................................          292.9         219.9
                                                                   --------      --------
          Total Current Liabilities.........................        3,854.8       3,968.1
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................          371.7         305.0
LONG-TERM REVENUE EARNING VEHICLE DEBT......................          844.8          26.6
OTHER LIABILITIES...........................................          241.0         230.6
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued.........................             --            --
  Common stock, par value $.01 per share;
     500,000,000 and 350,000,000 shares authorized,
     respectively; 308,619,292 and 259,803,244 shares
     issued and outstanding, respectively...................            3.1           2.6
  Additional paid-in capital................................        1,369.2         648.4
  Retained earnings.........................................            4.7          93.3
                                                                   --------      --------
          Total Shareholders' Equity........................        1,377.0         744.3
                                                                   --------      --------
                                                                   $6,689.3      $5,274.6
                                                                   ========      ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                  1996         1995         1994
                                                                --------     --------     --------
REVENUE:
  Automotive rentals.......................................     $2,699.4     $1,992.8     $1,290.6
  Automotive sales.........................................      2,377.9      1,765.7      1,500.2
  Solid waste services.....................................        701.2        450.4        317.9
  Electronic security services.............................         85.3         49.8         41.9
                                                                --------     --------     --------
                                                                 5,863.8      4,258.7      3,150.6
EXPENSES:
  Automotive rental operating expenses.....................      2,167.2      1,613.9        971.6
  Cost of automotive sales.................................      2,122.6      1,548.2      1,310.8
  Cost of solid waste services.............................        512.4        307.5        213.6
  Cost of electronic security services.....................         37.3         20.6         20.7
  Selling, general and administrative......................        916.3        685.2        534.1
  Restructuring and merger expenses........................         38.3          3.3           --
                                                                --------     --------     --------
OPERATING INCOME ..........................................         69.7         80.0         99.8
INTEREST INCOME............................................         30.9         21.2          6.4
INTEREST EXPENSE...........................................        (43.9)       (33.5)       (20.2)
OTHER INCOME (EXPENSE), NET................................          5.5          8.5         (1.4)
                                                                --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND EXTRAORDINARY CHARGE...........................         62.2         76.2         84.6
PROVISION FOR INCOME TAXES.................................         56.4         44.0         42.8
                                                                --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY CHARGE.....................................          5.8         32.2         41.8
EXTRAORDINARY CHARGE RELATED TO EARLY EXTINGUISHMENT OF
  DEBT, NET OF BENEFIT FOR INCOME TAXES OF $15.0...........        (31.6)          --           --
                                                                --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................        (25.8)        32.2         41.8
                                                                --------     --------     --------
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations, net of income
     taxes.................................................           --          5.4         (2.8)
  Loss on disposal of segment, net of income tax benefit...           --        (30.5)          --
                                                                --------     --------     --------
  Loss from discontinued operations........................           --        (25.1)        (2.8)
                                                                --------     --------     --------
NET INCOME (LOSS)..........................................     $  (25.8)    $    7.1     $   39.0
                                                                ========     ========     ========
FULLY DILUTED INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE:
  Income from continuing operations before
     extraordinary charge..................................     $    .02     $    .14     $    .25
  Extraordinary charge.....................................         (.11)          --           --
  Discontinued operations..................................           --         (.12)        (.02)
                                                                --------     --------     --------
  Net income (loss)........................................     $   (.09)    $    .03     $    .23
                                                                ========     ========     ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (RESTATED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN MILLIONS)

                                                              COMMON     ADDITIONAL      RETAINED
                                                              STOCK    PAID-IN CAPITAL   EARNINGS
                                                              ------   ---------------   ---------
BALANCE AT DECEMBER 31, 1993................................   $1.6       $  236.4         $117.6
  Sales of common stock.....................................     .1           16.5             --
  Distributions to former owners of pooled companies........     --             --          (31.9)
  Other.....................................................     --           25.6            1.1
  Net income................................................     --             --           39.0
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1994................................    1.7          278.5          125.8
  Sales of common stock and warrants........................     .4          262.0             --
  Stock issued in acquisitions..............................     .2           83.9             --
  Exercise of stock options and warrants....................     --           15.7             --
  Reclassification of additional paid-in capital to effect
     the spin-off...........................................     --          (36.3)          36.3
  Spin-off of Republic Environmental Systems, Inc...........     --             --          (23.6)
  Contributions to capital from former owners
     of pooled companies....................................     --           32.5             --
  Distributions to former owners of pooled companies........     --             --          (52.3)
  Other.....................................................     .3           12.1             --
  Net income................................................     --             --            7.1
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1995................................    2.6          648.4           93.3
  Sales of common stock.....................................     .2          550.7             --
  Stock issued in acquisitions..............................     .2          101.2             --
  Exercise of stock options and warrants....................     .1           43.7             --
  Contributions to capital from former owners of pooled
     companies..............................................     --           22.4             --
  Distributions to former owners of pooled companies........     --             --          (64.1)
  Other.....................................................     --            2.8            1.3
  Net loss..................................................     --             --          (25.8)
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1996................................   $3.1       $1,369.2         $  4.7
                                                               ====       ========         ======

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
                                 (IN MILLIONS)

                                                                  Years Ended December 31,
                                                          ---------------------------------------
                                                             1996          1995          1994
                                                          -----------   -----------   -----------
CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations..............   $   (25.8)    $    32.2     $    41.8
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Restructuring, merger and other non-recurring
       expenses.........................................        95.5           3.3            --
     Loss on extinguishment of debt, net of income
       taxes............................................        31.6            --            --
     Depreciation and amortization......................       866.4         641.9         423.7
     Changes in assets and liabilities, net of effects
       from business acquisitions:
       Receivables......................................      (107.9)        (36.1)        (41.3)
       Inventory........................................       (11.0)        (40.4)        (23.4)
       Other assets.....................................       (50.4)          1.2           8.4
       Accounts payable and accrued liabilities.........        79.2          89.5           8.2
       Other liabilities................................       144.5          33.9          21.3
                                                           ---------     ---------     ---------
                                                             1,022.1         725.5         438.7
                                                           ---------     ---------     ---------
CASH PROVIDED BY DISCONTINUED OPERATIONS................          --           6.1          12.2
                                                           ---------     ---------     ---------

CASH USED IN INVESTING ACTIVITIES:
  Purchases of revenue earning vehicles from third party
     suppliers..........................................    (4,064.0)     (2,843.7)     (2,790.8)
  Purchases of revenue earning vehicles from related
     party suppliers....................................      (631.3)       (351.8)       (551.2)
  Sales of revenue earning vehicles.....................     3,356.4       2,841.6       2,673.7
  Purchases of property and equipment...................      (241.7)       (216.9)       (144.0)
  Advances to affiliate.................................      (243.4)           --            --
  Investment in subscriber accounts.....................       (41.4)        (16.0)        (17.5)
  Cash used in business acquisitions....................       (47.0)     (1,333.7)        (11.8)
  Other.................................................        34.7          81.5         143.2
                                                           ---------     ---------     ---------
                                                            (1,877.7)     (1,839.0)       (698.4)
                                                           ---------     ---------     ---------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.........   (17,452.0)     (9,990.9)     (3,087.1)
  Proceeds from revenue earning vehicle financing.......    17,802.7      11,134.4       3,379.4
  Payments of long-term debt and notes payable..........      (568.2)       (225.3)       (204.6)
  Proceeds from long-term debt and notes payable........       538.1         203.8         142.6
  Sales of common stock.................................       550.9         262.4          16.6
  Other.................................................       (55.4)         29.9           6.5
                                                           ---------     ---------     ---------
                                                               816.1       1,414.3         253.4
                                                           ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (39.5)        306.9           5.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........       365.5          58.6          52.7
                                                           ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............   $   326.0     $   365.5     $    58.6
                                                           =========     =========     =========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
               (ALL TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Consolidated Financial Statements include the accounts of Republic Industries, Inc. and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 11, Discontinued Operations, these segments have been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Consolidated Financial Statements include the financial position and results of operations of The Pierce Corporation ("Pierce") which the Company acquired in June 1997; Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown") and Bledsoe Dodge, Inc. ("Bledsoe") all of which the Company acquired in May 1997; National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina") all of which the Company acquired in February 1997; and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Consolidated Financial Statements have been restated as if the Company and Pierce, Flemington, Spirit, Chesrown, Bledsoe, National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception. See Note 2, Business Combinations, for further discussion of these transactions.

     All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996, as more fully described in Note 6, Shareholders' Equity.

RECEIVABLES

     Receivables include trade accounts receivable from the Company's various operating business segments which consist of amounts due from retail and service customers and travel agents and tour operators. Receivables also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase and incentive programs and from vehicle renters for damages incurred on revenue earning vehicles.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of receivables, net of allowance for doubtful accounts are as follows:

                                                                     December 31,
                                                                -----------------------
                                                                  1996           1995
                                                                -------       ---------
Trade.......................................................     $295.3         $226.9
Vehicle.....................................................      227.2          185.3
Contracts in transit........................................       28.9           24.7
Other.......................................................       26.8           24.0
                                                                 ------         ------
                                                                  578.2          460.9
Less: allowance for doubtful accounts.......................      (17.5)         (11.0)
                                                                 ------         ------
                                                                 $560.7         $449.9
                                                                 ======         ======

INVESTMENTS

     Investments have a maturity of one year or less, are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximate market value. Investments are included in other current assets in the accompanying Consolidated Balance Sheets.

     Investments at December 31 are as follows:

                                                               1996       1995
                                                              -----      -----
Eurodollar deposits.........................................  $  --      $26.7
Repurchase agreements.......................................   20.2       24.0
Certificates of deposit.....................................    1.0       13.5
Other.......................................................    1.7        3.8
                                                              -----      -----
                                                              $22.9      $68.0
                                                              =====      =====

     Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from four to twenty months in the United States and from four to nine months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged vehicles, and gains and losses on revenue earning vehicle sales in the ordinary course of business. Depreciation expense related to revenue earning vehicles was $747.8 million, $555.0 million and $358.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, and is included as a component of vehicle rental operating expenses in the accompanying Consolidated Statements of Operations.

     A summary of revenue earning vehicles is as follows:

                                                                    December 31,
                                                               -----------------------
                                                                 1996           1995
                                                               ---------      --------
Revenue earning vehicles....................................   $ 4,011.2      $ 3,311.2
Less: accumulated depreciation..............................      (428.2)        (333.5)
                                                               ---------      ---------
                                                               $ 3,583.0      $ 2,977.7
                                                               =========      =========

     Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to twenty-four months. The agreements contain varying mileage and damage limitations.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to twelve months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges were $1.8 million, $13.2 million and $2.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

INVENTORY

     Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses, including reconditioning and transportation costs. Parts and accessories are valued at the lower of cost or market, using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Interest costs are capitalized in connection with the construction of automotive rental facilities and landfill sites. Interest capitalized was $2.6 million, $3.3 million and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Depreciation, amortization and depletion expense related to property and equipment was $96.5 million, $74.2 million and $57.0 million in 1996, 1995 and 1994, respectively.

     A summary of property and equipment is as follows:

                                                                      December 31,
                                                               --------------------------
                                                                  1996            1995
                                                               ---------        ---------
Land, landfills and improvements............................   $   510.2        $   385.2
Furniture, fixtures, trucks and equipment...................       599.3            422.6
Buildings and improvements..................................       416.6            301.6
                                                               ---------        ---------
                                                                 1,526.1          1,109.4
Less: accumulated depreciation, amortization and
  depletion.................................................      (412.2)          (293.6)
                                                               ---------        ---------
                                                               $ 1,113.9        $   815.8
                                                               =========        =========


                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $12.8 million, $8.3 million and $4.7 million, in 1996, 1995 and 1994, respectively. Accumulated amortization of intangible assets was $47.6 million and $30.5 million at December 31, 1996 and 1995, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

INVESTMENT IN SUBSCRIBER ACCOUNTS

     Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over ten years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $9.3 million, $4.4 million and $3.4 million in 1996, 1995 and 1994, respectively. Accumulated amortization of investment in subscriber accounts was $20.7 million and $11.4 million at December 31, 1996 and 1995, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at December 31, 1996, approximately $53.7 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's automotive rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     As discussed in Note 8, Commitments and Contingencies, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

LIABILITY INSURANCE

     The Company retains up to $1.0 million of risk per claim under its various liability insurance programs for property damage and bodily injury claims. Costs in excess of $1.0 million per claim are insured under various contracts with insurance carriers. The costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures. In 1996, the Company changed its method of accounting for estimated auto rental liability insurance claims by no longer discounting such liability. The effect of this change was not material to the Company's consolidated financial position or results of operations.

REVENUE RECOGNITION

     Revenue from the Company's automotive rental operations consists primarily of fees from rentals and the sale of related rental products from the leisure and business travel segments. Revenue from the Company's automotive retailing operations consists of sales of new and used vehicles, parts and service. Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue over the period vehicles are rented, services are provided or products are sold.

FINANCIAL INSTRUMENTS

     The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the Consolidated Balance Sheets and were not material at December 31, 1996 or 1995.

ADVERTISING

     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1996 or 1995. Advertising expense was $150.0 million, $117.5 million and $86.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the Statements of Cash Flows.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996. This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies,"

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company early adopted SOP 96-1 in 1996 without material impact on its consolidated results of operations or financial position.

2. BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In August 1997, the Company announced an offer to acquire EuroDollar Holdings plc ("EuroDollar"), which operates an automotive rental business primarily in the United Kingdom. The Company will pay approximately $150.0 million in cash or notes in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including regulatory approval and approval by the requisite number of EuroDollar shareholders.

     In July 1997, the Company signed a definitive agreement to acquire Dobbs Automotive Group ("Dobbs"), which owns and operates twenty franchised automotive dealerships. The Company will issue Common Stock valued at approximately $200.0 million in this transaction which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In July 1997, the Company signed a definitive agreement to acquire the Anderson Dealership Group ("Anderson"), which owns and operates nine franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In July 1997, the Company signed a definitive agreement to acquire the assets of Silver State Disposal Service, Inc. ("Silver State"), which provides waste collection services. The Company will issue Common Stock valued at approximately $378.0 million in this transaction which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including regulatory approvals.

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company will issue Common Stock valued at approximately $45.0 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $50.6 million in such transactions which will be accounted for under the purchase method of accounting, and will issue Common Stock valued in the aggregate at approximately $90.9 million in such transactions which will be accounted for under the pooling of interests method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals, as applicable.

COMPLETED ACQUISITIONS

     Significant businesses acquired through June 30, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1996 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In August 1997, the Company acquired Snappy Car Rental, Inc. ("Snappy"), which operates an automotive rental business. The Company issued approximately
1.0 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Value Rent-A-Car ("Value"), which operates a vehicle rental business. The Company issued approximately 3.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Courtesy Auto Group ("Courtesy"), which owns and operates eleven franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired De La Cruz Auto Group ("De La Cruz"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.8 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In June 1997, the Company acquired Pierce which owns and operates one franchised automotive dealership and two used automotive dealerships. The Company issued approximately 2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Flemington, which owns and operates twelve franchised automotive dealerships. The Company issued approximately
2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit, which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown, which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe, which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retailing, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 8.6 million shares of Common Stock and paid approximately $75.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 9.8 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the Company and Pierce, Flemington, Spirit, Chesrown, Bledsoe, National, Maroone, Wallace, Taormina and Carlisle (collectively, the "Pooled Entities") for the periods before the pooling of interests combinations were consummated are as follows:

                                                        Years Ended December 31,
                                                 ------------------------------------
                                                   1996          1995          1994
                                                 --------      --------      --------
Revenue:
  The Company..................................  $2,365.5      $1,791.4      $1,595.9
  Pooled Entities..............................   3,498.3       2,467.3       1,554.7
                                                 --------      --------      --------
                                                 $5,863.8      $4,258.7      $3,150.6
                                                 ========      ========      ========
Net income (loss):
  The Company..................................  $  (59.5)     $  (26.6)     $   27.2
  Pooled Entities..............................      33.7          33.7          11.8
                                                 --------      --------      --------
                                                 $  (25.8)     $    7.1      $   39.0
                                                 ========      ========      ========

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operates used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired the Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting. The pro forma effect of this acquisition is not material to the Company's consolidated results of operations.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting. The Company's unaudited pro forma consolidated results of operations for the years ended December 31, assuming the acquisition of Old National had occurred on January 1, 1994 are as follows:

                                                   1995             1994
                                                 --------         --------
Revenue........................................  $4,604.7         $3,897.9
                                                 ========         ========

Income from continuing operations..............  $   31.5         $   58.0
                                                 ========         ========

Fully diluted income from continuing
  operations per common and common equivalent
  share........................................  $    .13         $    .31
                                                 ========         ========

     The unaudited pro forma consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what results of operations would have been had the Company owned and operated Old National as of January 1, 1994.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:

                                                               Years Ended December 31,
                                                          ----------------------------------
                                                           1996           1995         1994
                                                          -------       --------      ------
Revenue earning vehicles..............................    $  79.4       $1,455.2      $   --
Property and equipment................................      114.2           99.3        45.3
Investment in subscriber accounts.....................       18.0             --          --
Intangible assets.....................................      105.0          101.3        18.8
Working capital deficiency, net of cash acquired......      (19.1)          16.8       (10.5)
Long-term debt assumed................................     (127.5)        (123.5)      (15.5)
Other liabilities, net................................      (21.6)        (131.3)      (17.9)
Common stock issued...................................     (101.4)         (84.1)       (8.4)
                                                          -------       --------      ------
Cash used in acquisitions.............................    $  47.0       $1,333.7      $ 11.8
                                                          =======       ========      ======

3.  REVENUE EARNING VEHICLE DEBT

     Revenue earning vehicle debt consists of the following:

                                                                       December 31,
                                                                 -------------------------
                                                                   1996            1995
                                                                 ---------      ----------
Amounts under $1.4 billion loan agreement with termination
  date of March 1998; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based
  on market dictated commercial paper rates.................     $ 1,396.8       $   579.0
Senior secured notes payable with interest at fixed rates
  ranging from 5.58% to 7.08% with various maturity dates
  secured by eligible vehicle collateral and vehicle
  receivable balances; repaid in 1996.......................            --           445.5
Amounts under $1.1 billion ($1.5 billion at December 31,
  1995) commercial paper program terminating May 1998;
  secured by eligible vehicle collateral and vehicle
  receivable balances; weighted average interest rate was
  5.47% and 5.81% in 1996 and 1995, respectively............         856.3         1,429.2
Medium term notes payable, interest payable monthly at
  floating or fixed rates (average fixed rate at December
  31, 1996 was 7.12% and floating rate based on 3 month
  LIBOR plus .5% was 5.97% at December 31, 1996), due in
  July 2001.................................................         799.6              --
Amounts under $250.0 million loan agreement with termination date of September 19, 1997; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based on market dictated commercial paper rates; repaid in
  1996......................................................            --           236.4
Amounts under various uncommitted revolving lease facilities with financing institutions in United Kingdom; secured by
  eligible vehicle collateral; interest based on an as
  quoted basis dictated by market competition; no stated
  expiration dates, reviewed annually.......................         143.5           157.1
Other, including amounts to be financed after period end,
  under various revolving credit agreements and lease
  facilities................................................         184.2           114.0
                                                                 ---------        --------
                                                                   3,380.4         2,961.2
Less: long-term portion.....................................        (844.8)          (26.6)
                                                                 ---------        --------
                                                                 $ 2,535.6        $2,934.6
                                                                 =========        ========

     In November 1996, the Company refinanced a substantial portion of Alamo's notes payable and lines of credit secured by revenue earning vehicles through an increase in its commercial paper loan agreement from $580.0 million to $1.4 billion. Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.69%, 6.81% and 6.07% at December 31, 1996, 1995 and 1994, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Consolidated Statements of Operations.

     In June 1997, the Company entered into a 90-day $500.0 million revolving credit facility to fund revenue earning vehicle purchases under eligible manufacturer repurchase programs.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1996 and 1995, the Company effectively converted interest rates on the following notional principal amounts:

                                                                              LATEST
                                                        1996       1995      MATURITY
                                                      --------   --------   -----------
Variable-rate (capped) into fixed-rate
  obligations.......................................   $150.0     $175.0     August 1998
Variable-rate into fixed-rate obligations...........    651.9      350.0     December 2006
                                                       ------     ------
Aggregate notional principal........................   $801.9     $525.0
                                                       ======     ======

4.  LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable is as follows:

                                                                              December 31,
                                                                          -------------------
                                                                            1996        1995
                                                                          -------      ------
$250.0 million revolving credit facility; interest payable
  monthly using either a competitive bid feature or LIBOR
  based rate; matures December 1998; unsecured........................    $ 150.0      $   --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.19% or 1% above prime; payable in monthly
  installments;  secured by real property.............................       32.1       115.4
Revolving credit facility, secured by the stock of certain
  of the Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 0% to 2.75%, repaid in 1996....................         --        16.4
Amounts under United Kingdom $17.1 million revolving credit
  commitment due on demand with 90-day notice; interest
  based on Sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment
  and leaseholds......................................................        6.0        11.4
Bonds payable under loan agreements with California Pollution
  Control Financing Authority; interest varies weekly as
  determined by remarketing agent (3.15% at December 31,
  1996)...............................................................       44.0        29.7
Note payable to Ford Motor Credit Company; interest at
  2.75%-3.00% above commercial paper rate or 1.25% above
  prime; secured by assets of certain of the Company's subsidiaries;
  due 2000-2004.......................................................       26.6        28.2
Amounts due under line of credit with Ford Motor Credit
  Company; interest at 0%-1.75% above prime or commercial
  paper rate; collateralized by the assets of certain of the Company's
  subsidiaries........................................................       20.9         4.0
Mortgages payable to Ford Motor Credit Company; interest at
  .75% above prime or 2.75%-3.0% above commercial paper rate;
  secured by assets of certain of the Company's subsidiaries; maturing
  through 2011........................................................        9.8         5.2
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 4.8% to 14.0%, maturing through 2015...........................      112.2       102.5
Vehicle inventory credit facilities secured by the Company's vehicle inventory and certain accounts receivable, interest at
  LIBOR plus 2.75% or 1% above prime..................................      225.7       225.5
Note payable to bank with interest based on LIBOR or prime
  paid quarterly; secured by a building; repaid in 1996...............         --         8.7
Other notes, secured by equipment and other assets, interest
  ranging from 0% to 21%, maturing through 2010.......................       50.9        56.3
                                                                          -------     -------
                                                                            678.2       603.3
Less: current portion.................................................     (306.5)     (298.3)
                                                                          -------     -------
                                                                          $ 371.7     $ 305.0
                                                                          =======     =======

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250.0 million for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1996, $150.0 million was outstanding and the Company was in compliance with all covenants under the Credit Agreement.

     At December 31, 1996, aggregate maturities of long-term debt were as follows:

1997........................................................  $ 306.5
1998........................................................    184.2
1999........................................................     23.4
2000........................................................     32.0
2001........................................................     16.7
Thereafter..................................................    115.4
                                                              -------
                                                              $ 678.2
                                                              =======

     The Company made interest payments on revenue earning vehicle financing and notes payable and long-term debt of approximately $290.1 million, $213.9 million, and $136.0 million in 1996, 1995 and 1994, respectively.

     In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility") with certain banks for a term of five years. Outstanding advances, if any, are payable at the expiration of the five year term. The Credit Facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is determined using either a competitive bid feature or a LIBOR based rate.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds from this facility were used to acquire 15.0 million common shares of ADT as discussed in Note 12. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

5.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of the provision (benefit) for income taxes related to continuing operations for the years ended December 31 are as follows:

                                                                1996       1995       1994
                                                              --------    -------    -------
Current:
  Federal...................................................   $47.1       $17.3      $17.3
  State.....................................................     5.0         3.4        3.8
Federal and state deferred..................................    (7.2)       21.5       22.6
Foreign deferred............................................    (8.8)       (1.4)      (2.6)
Change in valuation allowance...............................    20.3         3.2        1.7
                                                               -----       -----      -----
Provision for income taxes..................................   $56.4       $44.0      $42.8
                                                               =====       =====      =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                               1996     1995     1994
                                                               -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%    35.0%
Amortization of intangible assets...........................    2.0      1.0       .4
Non-deductible expenses.....................................   10.0      1.5      1.1
State income taxes, net of federal benefit..................    6.2      4.4      4.9
Change in valuation allowance...............................   32.4      4.2      2.1
Foreign income tax benefit at other than U.S. rates.........   (2.0)     (.1)      --
Other, net..................................................    7.1     11.7      7.1
                                                               ----     ----     ----
  Effective tax rate........................................   90.7%    57.7%    50.6%
                                                               ====     ====     ====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Consolidated Balance Sheets at December 31 are as follows:

                                                                1996        1995
                                                              --------    --------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $ 286.9       $232.3
  Deferred costs............................................     17.7         19.0
Deferred income tax assets:
  Net operating losses......................................   (103.3)       (43.8)
  Deferred revenue..........................................    (14.4)       (14.9)
  Accruals not currently deductible.........................    (96.1)       (92.2)
Valuation allowance.........................................     66.3         43.7
                                                              -------       ------
Net deferred income tax liability...........................  $ 157.1       $144.1
                                                              =======       ======

     At December 31, 1996, the Company had available domestic net operating loss carryforwards of approximately $253.9 million which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $47.9 million, the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The foreign component of income (loss) from continuing operations before income taxes and extraordinary charge for the years ended December 31, 1996, 1995 and 1994 was $(22.0) million, $(20.8) million and $.8 million, respectively.

     The Company made income tax payments of approximately $15.1 million, $13.2 million and $3.6 million in 1996, 1995 and 1994, respectively.

6.  SHAREHOLDERS' EQUITY

     In May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million to
1.5 billion shares.

     In January 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million.

     In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

     In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

     In September 1995, the Company sold 10.0 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $99.0 million.

     In August 1995, the Company sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37.5 million. Mr. Huizenga is the Chairman of the Board and Co-Chief Executive Officer of the Company; Mr. DeGroote is a Director of the Company and Mr. Hudson is Vice Chairman of the Board of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million.

     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     A summary of stock option and warrant transactions is as follows:

                                                        YEARS ENDED DECEMBER 31,
                             ---------------------------------------------------------------------------
                                      1996                      1995                      1994
                             -----------------------   -----------------------   -----------------------
                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                         AVERAGE                   AVERAGE                   AVERAGE
                             SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                             ------   --------------   ------   --------------   ------   --------------
Options and warrants
  outstanding at beginning
  of period................   49.6         $ 4.87        8.1         $4.54         7.2         $ 4.45
Granted....................    8.7          21.86       45.1          4.92         1.3           4.96
Exercised..................   (5.6)          4.03       (2.9)         4.14          --             --
Canceled...................    (.2)          9.44        (.7)         7.49         (.4)          4.07
                              ----                      ----                       ---
Options and warrants
  outstanding at end of
  period...................   52.5           7.63       49.6          4.87         8.1           4.54
                              ====                      ====                       ===
Options and warrants
  exercisable at
  period-end...............   38.5           4.12       39.9          3.50         4.3           4.33
Options available for
  future grants............    7.9                       4.3                       5.7

     The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1996:

                                           OUTSTANDING                           EXERCISABLE
                           --------------------------------------------   -------------------------
                                    WEIGHTED-AVERAGE
                                       REMAINING       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES   SHARES   CONTRACTUAL LIFE    EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------   ------   ----------------   ----------------   ------   ----------------
$ 1.05 - $ 2.75..........   24.1          1.22              $ 2.37         23.3         $ 2.40
  2.95 -  12.38..........   17.8          5.15                7.28         14.1           6.10
 12.88 -  33.75..........   10.6          9.38               20.21          1.1          15.76
                            ----                                           ----
  1.05 -  33.75..........   52.5          4.20                7.63         38.5           4.12
                            ====                                           ====

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net loss and pro forma net loss per share would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's pro forma net loss, pro forma net loss per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                           1996             1995
                                                       -------------    -------------
Pro forma net loss.... ..............................    $(43.6)           $(.9)
Pro forma net loss per share ........................      (.15)             --
Pro forma weighted average fair value
  of options granted.................................      9.80             5.28
Risk free interest rates.............................  5.98% - 6.17%    5.98% - 6.17%
Expected lives.......................................    5-7 years        5-7 years
Expected volatility..................................       40%              40%

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses incurred by the Company associated with the resolution of this matter. This suit was settled in November 1996 without material impact on the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused AutoNation of infringing CarMax's trademark rights by using the marks AutoNation USA and "The Better Way to Buy a Car." AutoNation denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that AutoNation's use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation seeking unspecified damages and an order enjoining AutoNation from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." In February 1997, AutoNation filed a motion for partial summary judgment on CarMax's dilution claim under Florida law. A trial has been set for June 1998. Although it is impossible to predict the outcome of this litigation, the Company believes that AutoNation has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for businesses of its kind. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage or claims which are ultimately not covered by insurance.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

                                                           1996       1995       1994
                                                         ------     ------     ------
Real property..........................................  $ 51.9     $ 40.6     $ 29.3
Equipment and software.................................    23.8       24.9       22.9
Airport concession and permit fees:
  Minimum fixed obligations............................    89.6       68.0       36.3
  Additional amounts, based on revenue from vehicle
     rentals...........................................    94.5       60.1       27.6
                                                         ------     ------     ------
          Total........................................  $259.8     $193.6     $116.1
                                                         ======     ======     ======

     Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 1996 are as follows:

Year Ending December 31:
     1997...................................................  $102.7
     1998...................................................    83.2
     1999...................................................    55.5
     2000...................................................    34.9
     2001...................................................    21.8
     Thereafter.............................................   125.4
                                                              ------
                                                              $423.5
                                                              ======

     In August 1995, the Company entered into a ten-year lease agreement for Alamo's Fort Lauderdale, Florida corporate headquarters facility. In December 1996, the Company acquired the headquarters facility for approximately $23.5 million, including the assumption of debt totaling approximately $22.7 million which was repaid by the Company in January 1997.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1996, letters of credit and surety bonds totaling $284.1 million expire through October 1999.

9.  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Income (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income per common and common equivalent share from continuing operations before extraordinary charge, the Company has utilized the treasury stock method.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted income per share from continuing operations before extraordinary charge, which is substantially the same as the computation used to calculate primary income per share from continuing operations before extraordinary charge is as follows:

                                                             Years Ended December 31,
                                                             -------------------------
                                                             1996      1995      1994
                                                             -----     -----     -----
Common shares outstanding.................................   308.6     259.8     169.6
Common equivalent shares..................................    58.1      53.8       1.2
Weighted average treasury shares purchased................   (15.2)     (7.6)       .3
Effect of using weighted average common and common
  equivalent shares outstanding...........................   (25.8)    (74.1)     (3.2)
                                                             -----     -----     -----
                                                             325.7     231.9     167.9
                                                             =====     =====     =====

     For the years ended December 31, 1996 and 1995, the weighted-average effect of common stock equivalents of approximately 37.1 million and
17.4 million shares, respectively, has been excluded from the computations of the extraordinary charge per share and net loss per share in 1996 and the net loss from discontinued operations per share in 1995 since they are anti-dilutive.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which establishes standards for computing and presenting earnings per share ("EPS"). This Statement replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted EPS is computed similar to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company's pro forma basic and diluted EPS computed under SFAS No. 128 are as follows:

                                                            Years Ended December 31,
                                                           -------------------------
                                                            1996     1995      1994
                                                           ------    -----     -----
Basic:
  Income (loss) from continuing operations................ $ (.09)   $ .15     $ .25
  Net income (loss).......................................   (.09)     .03       .23

Diluted:
  Income (loss) from continuing operations................ $ (.09)   $ .14     $ .25
  Net income (loss).......................................   (.09)     .03       .23


10.  RESTRUCTURING, MERGER AND OTHER NON-RECURRING EXPENSES

     During the year ended December 31, 1996, the Company recorded one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington and Continental. Approximately $38.3 million of such expenses appear as restructuring and merger expenses with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses in the Company's Consolidated Statements of Operations for the year ended December 31, 1996. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

     In 1995, the Company recorded a $3.3 million pre-tax charge related to the closing of a subsidiary's headquarters office in Indianapolis, Indiana. The major components of the charge include severance costs, future contractual payments required under pre-existing contracts and other costs related to the write-off of equipment and other obligations related to the physical closure of the office.

11.  DISCONTINUED OPERATIONS

     In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment, manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30.5 million (net of income tax benefits of approximately $10.0 million) which represents the estimated loss on the disposal of such operations and a provision of approximately $2.0 million for expected operating losses through the final disposition of such operations. See Note 14, Related Party Transactions, for discussion of the disposition of the Company's mining and citrus operations.

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic shareholders (the "Distribution"). In connection with the Distribution, the Company contributed the intercompany balance to RESI's equity and contributed approximately $2.5 million to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.6 million.

     The Company has sold or spun-off all of its subsidiaries included in discontinued operations, hence fully disposing of all mining and citrus and hazardous waste operations. Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment. The recorded transactions reflect the disposal of all of the Company's hazardous waste and mining and citrus segments and,

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable and accrued liabilities (nonderivatives) approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1996 and 1995 was a net payable position of $.7 million and $9.7 million, respectively.

     The estimated fair value of fixed rate mortgages payable at December
31, 1996 and 1995 was approximately $34.0 million and $114.0 million, respectively which approximates the carrying value. The estimated fair values were derived by discounting expected cash flows at the rates then offered to the Company for debt of similar terms and remaining maturities. The fair value of the Company's medium-term notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the medium-term notes payable was $792.8 million as of December 31, 1996. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT, which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company the ADT Warrant to purchase 15.0 million common shares of ADT at a purchase price of $20 per share (which approximated fair market value). The Company estimated the fair value of the ADT Warrant at December 31, 1996 to be approximately $5.7 million based upon an option pricing model calculation, which approximated the carrying value. In March 1997, the Company exercised the ADT Warrant. In May 1997, the Company sold the 15.0 million common shares of ADT resulting in a pre-tax gain of approximately $102.3 million.

13.  BUSINESS AND CREDIT CONCENTRATIONS

AUTOMOTIVE RENTAL INDUSTRY

     At December 31, 1996 the Company had 491 corporate owned vehicle rental facilities throughout the United States. The Company also had 31 corporate owned vehicle rental facilities in the United Kingdom, 25 in Germany, 4 in Switzerland, 82 in Canada, 1 in Belgium and 2 in The Netherlands. In addition to its corporate owned locations, the Company's licensee network operates 284 locations throughout Europe, Latin America, the Caribbean, and the Pacific. The automotive rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1996 and 1995 include $68.3 million and $59.3 million, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $25.4 million

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and $25.6 million at December 31, 1996 and 1995, respectively, are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1996 and 1995, the Company had vehicle receivables from manufacturers of $125.4 million and $65.0 million, respectively. Of the receivable balances from manufacturers, $16.9 million and $12.7 million are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1996, the Company purchased 71% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

AUTOMOTIVE RETAIL, SOLID WASTE SERVICES AND ELECTRONIC SECURITY SERVICES INDUSTRIES

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retail, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1996, the Company does not consider itself to have any significant concentrations of credit risk in the solid waste services, electronic security services and automotive retailing segments.

14.  RELATED PARTY TRANSACTIONS

     As of December 31, 1996, approximately $247.5 million was due from AutoNation pursuant to a loan agreement whereby the Company agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements. Interest income recognized on such advances was approximately $5.6 million for the year ended December 31, 1996. In addition, on behalf of AutoNation, the Company has guaranteed certain lease obligations and the residual value related to a portfolio of properties leased by AutoNation under a $150.0 million operating lease facility. At December 31, 1996, annual lease obligations were approximately $2.6 million through the year 2001 and the residual value guaranty was approximately $37.6 million. In April 1997, the operating lease facility was increased to $500.0 million.

     The Company purchased approximately $631.3 million, $351.8 million and $551.2 million of revenue earning vehicles from a group of automotive dealerships owned primarily by a former director of Alamo during the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to an automobile purchase agreement, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these automotive dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased.

     In September 1995, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by certain former shareholders of Addington; collectively, the "Addington Brothers") whereby the Company would receive $30.0 million, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This transaction closed in November 1995, at which time the proceeds received were used by the Company to pay down certain borrowings under a revolving line of credit.

     Included in the transaction described above and pursuant to an option agreement, in August 1995 the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12.5 million.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In September 1995, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to the Addington Brothers in exchange for .9 million shares of Common Stock of the Company owned by such shareholders. This transaction was consummated in November 1995, at which time the Company acquired and retired the
 .9 million shares valued at $13.6 million. The Company retained no obligations in connection with the sales and has fully divested its investment in its citrus operations.

15.  OPERATIONS BY INDUSTRY SEGMENT

     The Company is a diversified holding company with major business operations in the automotive rental, automotive retail, solid waste services and electronic security services industries. The Company operates primarily in the United States.

     The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Revenue:
  Automotive rental................................  $  2,699.4   $  1,992.8   $  1,290.6
  Automotive retail................................     2,377.9      1,765.7      1,500.2
  Solid waste services.............................       701.2        450.4        317.9
  Electronic security services.....................        85.3         49.8         41.9
                                                     ----------   ----------   ----------
                                                     $  5,863.8   $  4,258.7   $  3,150.6
                                                     ==========   ==========   ==========
Operating income (loss):
  Automotive rental................................  $    (27.2)  $    (14.6)  $     34.0
  Automotive retail................................        20.5         27.2         23.7
  Solid waste services.............................        93.7         63.1         42.7
  Electronic security services.....................        14.5          8.6          2.3
  Corporate........................................       (31.8)        (4.3)        (2.9)
                                                     ----------   ----------   ----------
                                                     $     69.7   $     80.0   $     99.8
                                                     ==========   ==========   ==========
Depreciation and amortization:
  Automotive rental................................  $    789.3   $    586.0   $    379.0
  Automotive retail................................         7.4          6.4          5.6
  Solid waste services.............................        58.9         44.6         35.0
  Electronic security services.....................        10.8          4.9          4.1
                                                     ----------   ----------   ----------
                                                     $    866.4   $    641.9   $    423.7
                                                     ==========   ==========   ==========
Capital expenditures, purchases of revenue earning
  vehicles and investment in subscriber accounts:
  Automotive rental................................  $  4,740.4   $  3,217.8   $  3,363.6
  Automotive retail................................        56.8         47.1          8.9
  Solid waste services.............................       128.2        146.0        112.7
  Electronic security services.....................        53.0         17.5         18.3
                                                     ----------   ----------   ----------
                                                     $  4,978.4   $  3,428.4   $  3,503.5
                                                     ==========   ==========   ==========
Assets:
  Automotive rental................................  $  4,735.9   $  3,906.5   $  2,352.5
  Automotive retail................................       600.6        484.1        367.2
  Solid waste services.............................     1,309.2        840.2        466.1
  Electronic security services.....................        43.6         43.8         34.4
  Net assets of discontinued operations............          --           --         86.2
                                                     ----------   ----------   ----------
                                                     $  6,689.3   $  5,274.6   $  3,306.4
                                                     ==========   ==========   ==========

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter which includes the peak summer travel months has historically been the strongest quarter of the year. During the peak season the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The third and fourth quarters of 1996 included one-time pre-tax charges of approximately $7.6 million and $87.9 million, respectively, as described in Note 10, Restructuring, Merger and Other Non-Recurring Expenses. The fourth quarter of 1996 also included an extraordinary charge of approximately $31.6 million, net of income tax benefit, related to the early extinguishment of debt as described in Note 4, Long-Term Debt and Notes Payable.

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1996 and 1995. Quarterly amounts have been restated from amounts previously reported in Form 10-Q for significant business combinations accounted for under the pooling of interests method of accounting.

                                                  FIRST        SECOND       THIRD        FOURTH
                                                 QUARTER      QUARTER      QUARTER      QUARTER
                                                 --------     --------     --------     --------
Revenue.................................  1996  $ 1,267.4   $ 1,501.3    $ 1,539.3    $  1,555.8
                                          1995      808.5       967.8      1,245.7       1,236.7
Operating income (loss).................  1996  $    34.2   $    56.3    $    78.0    $    (98.8)
                                          1995       (3.3)       17.3         75.3          (9.3)
Income (loss) from continuing operations
  before extraordinary charge...........  1996  $    17.5   $    30.0    $    42.3    $    (84.0)
                                          1995       (7.8)        5.0         39.2          (4.2)
Income (loss) per share from
  continuing operations before
  extraordinary charge..................  1996  $     .06   $     .09    $     .13    $     (.28)
                                          1995       (.04)        .02          .16          (.02)
Net income (loss).......................  1996  $    17.5   $    30.0     $   42.3     $  (115.6)
                                          1995       (6.3)        7.3         11.4          (5.3)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (RESTATED)

        The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Republic Industries, Inc. (the "Company") which are included elsewhere herein. The historical financial statements of the Company include the financial position and results of operations of The Pierce Corporation ("Pierce"), Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown"), Bledsoe Dodge, Inc. ("Bledsoe"), National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace"), Taormina Industries, Inc. ("Taormina") and Carlisle Motors, Inc. ("Carlisle") which the Company acquired during the six months ended June 30, 1997. These transactions have been accounted for under the pooling of interests method of accounting, and accordingly, these historical financial statements have been restated as if the companies had operated as one entity since inception. All references to historical share and per share data of the Company's common stock, par value $.01 per share ("Common Stock"), have been retroactively adjusted to reflect the two-for-one stock split that occurred in June 1996, which is more fully described in Note 6, Shareholders' Equity, of Notes to Consolidated Financial Statements.

BUSINESS COMBINATIONS

        The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

PENDING ACQUISITIONS

     In August 1997, the Company announced an offer to acquire EuroDollar Holdings plc ("EuroDollar"), which operates an automotive rental business primarily in the United Kingdom. The Company will pay approximately $150.0 million in cash or notes in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including regulatory approval and approval by the requisite number of EuroDollar shareholders.

     In July 1997, the Company signed a definitive agreement to acquire Dobbs Automotive Group ("Dobbs"), which owns and operates twenty franchised automotive dealerships. The Company will issue shares of its common stock, par value $.01 per share ("Common Stock"), valued at approximately $200.0 million in this transaction which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In July 1997, the Company signed a definitive agreement to acquire the Anderson Dealership Group ("Anderson"), which owns and operates nine franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In July 1997, the Company signed a definitive agreement to acquire the assets of Silver State Disposal Service, Inc. ("Silver State"), which provides waste collection services. The Company will issue Common Stock valued at approximately $378.0 million in this transaction which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including regulatory approvals.

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company will issue Common Stock valued at approximately $45.0 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $50.6 million in such transactions which will be accounted for under the purchase method of accounting, and will issue Common Stock valued in the aggregate at approximately $90.9 million in such transactions which will be accounted for under the pooling of interests method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals, as applicable.

COMPLETED ACQUISITIONS

     Significant businesses acquired through June 30, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1996 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition.

     In August 1997, the Company acquired Snappy Car Rental, Inc. ("Snappy"), which operates an automotive rental business. The Company issued approximately
1.0 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Value Rent-A-Car ("Value"), which operates a vehicle rental business. The Company issued approximately 3.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Courtesy Auto Group ("Courtesy"), which owns and operates eleven franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired De La Cruz Auto Group ("De La Cruz"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.8 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In June 1997, the Company acquired Pierce which owns and operates one franchised automotive dealership and two used automotive dealerships. The Company issued approximately 2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Flemington, which owns and operates twelve franchised automotive dealerships. The Company issued approximately
2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit, which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown, which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe, which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retail, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 8.6 million shares of Common Stock and paid approximately $75.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 9.8 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operated used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this acquisition which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired The Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

Termination of ADT Agreement

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT Limited, a Bermuda Corporation ("ADT"), which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant ("the ADT Warrant") to purchase
15.0 million common shares of ADT at a purchase price of $20 per share (which approximated fair market value). In March 1997, the Company exercised the ADT Warrant resulting in the purchase of 15.0 million common shares of ADT at $20 per share. In May 1997, the Company sold the ADT common shares to certain institutional investors for $27.50 per share resulting in a gain of approximately $102.3 million, net of fees and expenses.

BUSINESS SEGMENT INFORMATION

     The following table sets forth revenue with percentages of total revenue, and sets forth cost of operations, selling, general and administrative expenses, restructuring and merger expenses and operating income (loss) with percentages of the applicable segment revenue, for each of the Company's various business segments for the years ended December 31 (in millions):

                                              1996        %        1995        %        1994        %
                                            --------    -----    --------    -----    --------    -----
Revenue:
  Automotive rental......................   $2,699.4      46     $1,992.8      47     $1,290.6      41
  Automotive retail......................    2,377.9      41      1,765.7      41      1,500.2      48
  Solid waste services...................      701.2      12        450.4      11        317.9      10
  Electronic security services...........       85.3       1         49.8       1         41.9       1
                                            --------     ---     --------     ---     --------     ---
                                             5,863.8     100      4,258.7     100      3,150.6     100
                                            --------             --------             --------
Cost of Operations:
  Automotive rental......................    2,167.2      80      1,613.9      81        971.6      75
  Automotive retail......................    2,122.6      89      1,548.2      88      1,310.8      87
  Solid waste services...................      512.4      73        307.5      68        213.6      67
  Electronic security services...........       37.3      44         20.6      41         20.7      49
                                            --------             --------             --------
                                             4,839.5              3,490.2              2,516.7
                                            --------             --------             --------

Selling, General and Administrative:
  Automotive rental......................      535.9      20        393.5      20        285.0      22
  Automotive retail......................      234.8      10        190.3      11        165.7      11
  Solid waste services...................       86.3      13         76.5      17         61.6      19
  Electronic security services...........       33.5      39         20.6      41         18.9      45
  Corporate..............................       25.8      --          4.3      --          2.9      --
                                            --------             --------             --------
                                               916.3                685.2                534.1
                                            --------             --------             --------

Restructuring and Merger Expenses:
  Automotive rental......................       23.5       1          --       --          --       --
  Solid waste services...................        8.8       1          3.3       1          --       --
  Corporate..............................        6.0      --          --       --          --       --
                                            --------             --------             --------
                                                38.3                  3.3                  --
                                            --------             --------             --------

Operating Income (Loss):
  Automotive rental......................      (27.2)     (1)       (14.6)     (1)        34.0       3
  Automotive retail......................       20.5       1         27.2       1         23.7       2
  Solid waste services...................       93.7      13         63.1      14         42.7      14
  Electronic security services...........       14.5      17          8.6      18          2.3       6
  Corporate..............................      (31.8)     --         (4.3)     --         (2.9)     --
                                            --------             --------             --------
                                            $   69.7             $   80.0             $   99.8
                                            ========             ========             ========

CONSOLIDATED RESULTS OF OPERATIONS

     The Company's consolidated revenue increased 38% to $5.9 billion for the year ended December 31, 1996 and 35% to $4.3 billion for the year ended December 31, 1995 due to growth in all four of the Company's business segments. Consolidated operating income was $69.7 million, $80.0 million and $99.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net income
(loss) was $(25.8) million, $7.1 million and $39.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net income (loss) per common and common equivalent share was $(.09), $.03 and $.23 for the years ended December 31, 1996, 1995 and 1994, respectively. The year ended December 31, 1996 was impacted by one-time pre-tax charges of approximately $95.5 million and an extraordinary charge of approximately $31.6 million, both of which are more fully discussed below. Excluding these charges, operating results of the Company's automotive rental segment for the year ended December 31, 1996 improved significantly over 1995. Operating results of the Company's automotive retail operations during the year ended December 31, 1996 were negatively impacted by start-up costs associated with the Company's used vehicle megastore operations related to the CarChoice acquisition. The Company's solid waste services and electronic security services segments experienced significant improvement over 1995. The operating results for each of the Company's various business segments are discussed below.

  Restructuring, Merger and Other Non-Recurring Expenses

     During the year ended December 31, 1996, the Company took one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington Resources, Inc. and Continental Waste Industries, Inc. Approximately $38.3 million of such expenses appear as restructuring and merger expenses on the Company's Consolidated Statement of Operations for the year ended December 31, 1996 with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

  Extraordinary Charge

     During the year ended December 31, 1996, in connection with refinancing Alamo's debt at substantially lower interest rates, the Company took an extraordinary charge of approximately $31.6 million, net of income taxes. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other related fees. See Note 4, Long-Term Debt and Notes Payable, of Notes to Consolidated Financial Statements for further discussion of this charge.

  Discontinued Operations

     During the year ended December 31, 1995, the Company disposed of its mining and citrus operations and spun-off its hazardous waste services segment resulting in a loss from discontinued operations of approximately $25.1 million, net of income taxes. Operating results have been reclassified in the Consolidated Financial Statements from the historical classification in order to properly identify them as discontinued operations. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, for further discussion of these transactions.

AUTOMOTIVE RENTAL

     Revenue from the Company's automotive rental operations consists primarily of rental fees and sales of related rental products from the leisure and business travel segments. Rental revenue for the year ended December 31, 1996 increased 35% to $2.7 billion from $2.0 billion in 1995, while 1995 revenue increased 54% from $1.3 billion in 1994. These increases are primarily a result of National's acquisition of Old National in July 1995 which was accounted for under the purchase method of accounting.

     Operating income (loss) from the Company's automotive rental operations has fluctuated during the three years ended December 31, 1996, 1995 and 1994 due to restructuring, merger and other non-recurring expenses and the level of vehicle rental operating expenses as discussed below. Operating income (loss) was $(27.2) million for the year ended December 31, 1996 as compared to $(14.6) million in 1995 and income of $34.0 million in 1994. Approximately $75.7 million of the Company's 1996 restructuring, merger and other non-recurring expenses relate to the operations of Alamo as discussed above. Without these charges, operating income from the Company's automotive rental business would have been approximately $48.5 million in 1996.

     Automotive rental operating expenses consist primarily of vehicle depreciation, interest and lease expenses and other direct operating expenses including personnel, insurance, fleet maintenance and rental location occupancy costs. Automotive rental operating expenses were $2.2 billion, $1.6 billion and $971.6 million or, as percentages of automotive rental revenue, 80%, 81% and 75% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are attributed primarily to National's acquisition of Old National as described above. The 1995 increase in such expenses as a percentage of revenue over 1994 was primarily a result of increased vehicle depreciation due to unfavorable changes to manufacturers' repurchase programs and the Company's decision to accelerate the removal of certain higher cost vehicles from its fleet. Additionally, vehicle lease costs and interest costs increased as percentages of revenue due to an increase in the number of vehicles under lease and an increase in market interest rates, respectively.

     Selling, general and administrative expenses related to the Company's automotive rental operations consist primarily of administrative personnel, marketing costs and travel agent and tour operator commissions. Such expenses were $535.9 million, $393.5 million and $285.0 million or, as percentages of automotive rental revenue, 20%, 20% and 22% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are primarily due to National's acquisition of Old National as described above. The 1995 decrease in such expenses as a percentage of revenue is primarily due to implementation of a cost reduction plan in 1995 which included downsizing certain administrative functions and reductions in advertising expenses.

AUTOMOTIVE RETAIL

     Revenue from the Company's automotive retail operations consists of sales of new and used vehicles, parts and service. Automotive retail revenue was $2.4 billion, $1.8 billion and $1.5 billion for the years ended December 31, 1996, 1995 and 1994, respectively. These increases are attributed to higher fleet sales, acquisitions of new franchised automotive dealerships and increases in manufacturer pricing. The Company has aggressively expanded its automotive retail business through the acquisition of AutoNation and several new car dealerships during 1997 and currently plans to continue this expansion. In this regard, the Company has established framework agreements with each of Ford Motor Company and General Motors Corporation which will allow the Company to acquire franchised automotive dealerships nationwide.

     Cost of operations of the Company's automotive retail operations was $2.1 billion, $1.5 billion and $1.3 billion or, as percentages of automotive retail revenue, 89%, 88% and 87% for the years ended December 31, 1996, 1995 and 1994, respectively, and consists primarily of the cost of vehicles sold, including the cost of reconditioning used vehicles, the cost of parts and accessories and interest expense related to vehicle inventory financing. The increases in aggregate dollars are attributed to higher volume of vehicle sales during the periods. The increases in cost of operations as percentages of revenue are primarily due to a higher mix of fleet sales which generate lower margins than retail sales and 1996 start-up costs associated with the initial development of the Company's used vehicle megastore operations.

     Selling, general and administrative expenses consist primarily of sales salaries and commissions, marketing expense and office salaries. Such expenses were $234.8 million, $190.3 million and $165.7 million or, as percentages of automotive retail revenue, 10%, 11% and 11% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars primarily reflect the Company's expanded operations through the acquisition of new franchised automotive dealerships as well as 1996 start-up costs associated with the initial development of the Company's used vehicle megastore operations. The 1996 decrease in such expenses as a percentage of revenue is primarily due to increased fleet sales as described above which generate minimal incremental administrative costs. As the Company opens AutoNation stores and reconditioning centers during 1997 and beyond, such operations will incur fixed operating and administrative costs immediately while revenue volume will tend to grow more gradually. Consequently, the Company anticipates it will take approximately nine months for an average AutoNation store to generate operating income.

SOLID WASTE SERVICES

     Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Solid waste revenue was $701.2 million, $450.4 million and $317.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases in revenue are a result of acquisitions as well as the expansion of the Company's existing business.

     Cost of solid waste services includes disposal, labor and equipment operating costs related to waste collection operations and the cost of operating the Company's landfills which consist of daily operating expenses, legal and administrative costs of ongoing environmental compliance and site closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of solid waste services was $512.4 million, $307.5 million and $213.6 million or, as percentages of solid waste revenue, 73%, 68% and 67% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are a result of the expansion of the Company's solid waste services operations through acquisition and internal growth. The 1996 increase in cost of solid waste services as a percentage of solid waste revenue is primarily a result of certain of the Company's acquired collection companies which had higher levels of operating costs than the Company's historical operations. The Company also incurred various operating costs in 1996 related to its plan to realign certain collection routes in an effort to make its collection process more efficient. Also, the Company incurred various costs related to upgrading several of its landfills during 1996.

     Selling, general and administrative expenses related to the Company's solid waste services operations consist primarily of office salaries, supervisor salaries and office expenses. Such expenses were $86.3 million, $76.5 million and $61.6 million or, as percentages of solid waste revenue, 13%, 17% and 19% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars from year to year primarily reflects the growth of the Company's business through acquisitions. The decreases in selling, general and administrative expenses as percentages of revenue in each of the years are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenue.

ELECTRONIC SECURITY SERVICES

     Revenue from the Company's electronic security services operations results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Electronic security revenue was $85.3 million, $49.8 million and $41.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases in revenue are principally a result of the installation of new monitoring systems and acquisitions of subscriber accounts during the periods.

     Cost of electronic security services primarily consists of the labor and equipment associated with the sale, installation and monitoring of security systems. Cost of electronic security services was $37.3 million, $20.6 million and $20.7 million or, as percentages of electronic security revenue, 44%, 41% and 49% for the years ended December 31, 1996, 1995 and 1994, respectively. The 1996 increase in aggregate dollars from 1995 is a result of the installation of new monitoring systems and acquisitions of subscriber accounts. The 1996 increase in cost of electronic security services as a percentage of electronic security revenue is primarily a result of the Company's expansion in 1996 through the opening of additional branch offices which have not yet reached the revenue volume of a mature branch office, yet have attained a full level of operating costs and expenses. The 1995 decrease from 1994 in cost of electronic security services as a percentage of electronic security revenue is primarily a result of 1995 acquisitions of monitoring accounts which were integrated into the Company's existing operations with the addition of substantially no incremental cost of operations.

     Selling, general and administrative expenses related to the Company's electronic security services operations consist primarily of office salaries, office expenses and marketing expenses. Such expenses were $33.5 million, $20.6 million and $18.9 million or, as percentages of electronic security revenue, 39%, 41% and 45% for the years ended December 31, 1996, 1995, and 1994, respectively. The increases in aggregate dollars primarily reflect the Company's expanded operations through the growth of its existing business. The decreases in selling, general and administrative expenses as percentages of revenue are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenue.

CORPORATE ACTIVITIES

     Corporate selling, general and administrative expenses consist primarily of office salaries for corporate employees, professional and regulatory fees, office expenses and the cost of business travel. Such expenses were $25.8 million, $4.3 million and $2.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. The 1996 increase over 1995 is a result of the growth experienced by the Company during the year.

INTEREST INCOME

     Interest income was $30.9 million, $21.2 million and $6.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in 1996 over 1995 is due to the increase in interest income from proceeds from sales of Common Stock and interest income on advances to AutoNation made during 1996. The increase in 1995 over 1994 is a result of interest income from operating cash flows generated by National subsequent to the acquisition of Old National in July 1995 as described above and increased interest income on proceeds from 1995 sales of Common Stock. For further discussion of the sales of Common Stock, see Note 6, Shareholders' Equity, of Notes to the Consolidated Financial Statements.

INTEREST EXPENSE

     Interest expense was incurred on general corporate debt and the debt assumed in acquisitions. Interest expense was $43.9 million, $33.5 million and $20.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in 1996 over 1995 and 1995 over 1994 are primarily due to higher average outstanding borrowings used to fund the Company's growth and debt assumed in acquisitions. Interest expense related to revenue earning vehicle financing in the Company's automotive rental operations is included in vehicle rental operating expenses and interest expense related to the vehicle inventory financing in the Company's automotive retailing operations is included in cost of vehicle sales.

INCOME TAXES

     The provision for income taxes was $56.4 million, $44.0 million and $42.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. The effective income tax rate was 90.7%, 57.7% and 50.6% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in the effective income tax rates for 1996 and 1995 are primarily due to the Company providing valuation allowances on certain deferred tax assets of acquired pooled entities, non-deductible acquisition related costs and varying historical effective income tax rates of acquired businesses accounted for under the pooling of interests method of accounting.

ENVIRONMENTAL AND LANDFILL MATTERS

     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Excluding existing accruals at December 31, 1996, approximately $53.7 million of such costs are to be expensed over the remaining lives of these facilities.

     Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated.

     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

FINANCIAL CONDITION

     At December 31, 1996, the Company had $326.0 million in cash and approximately $92.6 million of availability under its $250.0 million revolving credit facility which may be used for general corporate purposes. In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility"). The Company believes that it has sufficient operating cash flow and other financial resources necessary to meet its anticipated capital requirements and obligations as they come due.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds of this facility were used to acquire 15.0 million shares of ADT as described above. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

     In January 1997, the Company sold approximately 15.8 million shares of Common Stock to certain institutional investors in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     In connection with the Company's automotive rental operations, the Company, through separate special purpose entities, may issue up to $2.5 billion of commercial paper, the proceeds of which may be used solely to purchase or finance rental fleet vehicles that are subject to manufacturer repurchase programs or to refinance repurchase receivables due from vehicle manufacturers under repurchase programs. The Company has also issued $800.0 million of medium term notes, the proceeds of which were used to finance rental fleet vehicles.
In June 1997, the Company entered into a 90-day $500.0 million revolving credit facility to fund purchases of revenue earning vehicles under eligible manufacturer repurchase programs during the peak summer season in the leisure travel segment of the Company's automotive rental operations. The Company has various other credit facilities to finance its current vehicle rental operations in Europe and other foreign markets. In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $153.1 million at June 30, 1997.

  Working Capital

     Working capital at December 31, 1996 was $1.3 billion as compared to $257.3 million at December 31, 1995. The increase in working capital primarily results from the 1996 refinancing of a portion of the Company's revenue earning vehicle debt with $800.0 million of medium term notes due in 2001. The increase in working capital also results from sales of Common Stock in May and November of 1996 in private placement transactions resulting in net proceeds to the Company of approximately $550.9 million. Such proceeds were used to repay a portion of revenue earning vehicle debt and to make advances to AutoNation pursuant to a loan agreement. The Company believes working capital may decline in 1997 to lower levels as additional capital is used for the continued expansion of the Company's businesses including acquisitions and the development of the AutoNation business.

     Receivables, net at December 31, 1996 were $560.7 million as compared to $449.9 million at December 31, 1995. Receivables consist primarily of amounts due from retail and service customers, travel agents and tour operators and amounts due under vehicle repurchase and incentive programs. The increase is primarily attributed to various business acquisitions and expansion of the Company's existing businesses.

     Revenue earning vehicles, net consist of the Company's vehicle rental fleet, net of accumulated depreciation, and were $3.6 billion at December 31, 1996 as compared to $3.0 billion at December 31, 1995. The increase is primarily a result of increased vehicle purchases in 1996 over 1995 to support additional rental volume. Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months.

     Advances to affiliate of $247.5 million includes advances made to AutoNation and accrued interest thereon pursuant to a loan agreement whereby the Company agreed to provide a line of credit to AutoNation for the development of new and used vehicle megastores.

     Accounts payable and accrued liabilities at December 31, 1996 were $511.7 million as compared to $396.0 million at December 31, 1995. The increase is primarily attributed to various business acquisitions and expansion of the Company's existing businesses.

     Revenue earning vehicle debt consists of the Company's obligations to various financial institutions secured by the Company's vehicle rental fleet. The current maturities of such debt was $2.5 billion at December 31, 1996 and $2.9 billion at December 31, 1995. The Company expects to continue to fund its purchases of revenue earning vehicles with secured vehicle financings.

  Property and Equipment

     Property and equipment increased $416.7 million during 1996 primarily as a result of various business acquisitions and increased capital expenditures resulting from expansion of the Company's existing businesses.

  Intangible Assets

     Intangible assets increased $120.3 million during 1996 primarily as a result of the acquisition of various businesses accounted for under the purchase method of accounting during the period. See Note 1, Summary of Significant Accounting Policies -- Intangible Assets, of Notes to Consolidated Financial Statements for further discussion of intangible assets.

  Investment in Subscriber Accounts

     Investment in subscriber accounts represents certain capitalized costs associated with the installation of new electronic security systems and the cost of acquired subscriber accounts. Investment in subscriber accounts increased $59.5 million during 1996 primarily as a result of growth in electronic security system installations and acquisitions of subscriber accounts.

  Notes Payable and Long-Term Debt Including Current Maturities

     Notes payable and long-term debt including current maturities increased to $678.2 million at December 31, 1996 from $603.3 million at December 31, 1995. The increase is primarily attributed to borrowings under the Company's $250.0 million revolving credit facility to fund the Company's investing activities.

  Shareholders' Equity

     Shareholders' equity increased $632.7 million during the year ended December 31, 1996 primarily due to the May and November 1996 sales of approximately 9.9 million and 12.1 million shares of Common Stock, respectively, which resulted in aggregate net proceeds of approximately $550.9 million. Also contributing to this increase were 1996 acquisitions of various businesses accounted for under the purchase method of accounting.



CASH FLOWS

     Cash and cash equivalents decreased by $39.5 million during the year ended December 31, 1996 and increased $306.9 million during the year ended December 31, 1995. The major components of these changes are discussed below.

  Cash Provided by Operating Activities

     The Company's net cash flows from operating activities increased by $296.6 million during the year ended December 31, 1996 primarily as a result of various business acquisitions and expansion of the Company's existing businesses.

  Cash Used in Investing Activities

     Purchases of revenue earning vehicles (net of sales) were $1.3 billion, $353.9 million and $668.3 million during the years ended December 31, 1996, 1995 and 1994, respectively. The increase in 1996 is attributed to National's acquisition of Old National, as previously discussed. The decrease in 1995 is primarily a result of the Company's utilization of a greater percentage of leased vehicles in its rental fleet during the year. During 1996, the Company returned to a policy which resulted in a greater percentage of owned vehicles in its fleet.

     Capital additions for property and equipment and the expansion of landfill sites were $241.7 million, $216.9 million and $144.0 million during the years ended December 31, 1996, 1995 and 1994, respectively. The increases are a result of expansion of the Company's existing business and various business acquisitions. The Company also made capital expenditures of approximately
$41.4 million, $16.0 million and $17.5 million during the years ended December 31, 1996, 1995 and 1994, respectively, related to the expansion of its electronic security services business through installations of new monitoring systems and acquisitions of subscriber accounts.

     During the year ended December 31, 1996, Republic advanced $243.4 million to AutoNation under the AutoNation loan agreement as previously discussed.

     During the year ended December 31, 1995, the Company paid approximately $1.3 billion in cash for business acquisitions, principally for National's acquisition of Old National as previously discussed.

     The Company expects capital expenditures to increase substantially during 1997 and in the foreseeable future due to the development of the AutoNation business as well as continued internal growth of existing businesses and future acquisitions. The Company intends to finance capital expenditures through cash on hand, revolving credit facilities, lease facilities and other financings.

  Cash Provided by Financing Activities

     Cash flows from financing activities during the years ended December 31, 1996, 1995, and 1994 included revenue earning vehicle financing, commercial bank borrowings, repayments of debt and issuances of Common Stock. In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million. In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million. These financing activities combined with cash provided by operating activities were used to fund capital additions and the expansion of the Company's business during these years.

     In August 1995, the Company issued and sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of approximately $37.5 million. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk, for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million. In September 1995, the Company sold 10.0 million shares of Common Stock in an additional private placement transaction resulting in net proceeds of approximately $99.0 million. In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

SEASONALITY

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

FORWARD-LOOKING STATEMENTS

     Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the Company's limited history of operations in automotive retailing; the dependence on vehicle manufacturers to approve dealership acquisitions; the possibility of unfavorable changes to the cost or financing of the Company's vehicle rental fleet; the Company's dependence on key personnel; and other factors referenced herein. The Company is currently engaged in legal and administrative proceedings in several states with Toyota Motor Sales USA, Inc. and American Honda Co. Inc., arising out of such vehicle manufacturers' attempts to limit the number and timing of the Company's acquisitions of automotive dealerships operating under their franchises. Although the Company believes that it will ultimately prevail in these proceedings, such proceedings could delay the expansion of the Company's automotive retailing operations with respect to Toyota and Honda franchises.